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Exhibit (11) - Statement Re:  Computation of Earnings Per Share


COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries


(In thousands, except per share data)

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

                                     Three Months Ended
                                          March 31
                                    -------------------
                                        2001       2000
                                    --------   --------
Basic:
   Average shares outstanding        177,679    176,879
                                    ========   ========

Net income                          $ 93,592   $197,031
Less preferred stock dividends         4,275      4,275
                                    --------   --------
Net income applicable to common
  stock                             $ 89,317   $192,756
                                    ========   ========

Basic net income per share             $0.50      $1.09

Diluted:
  Average shares outstanding         177,679    176,879
  Nonvested stock                        156        167
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options        2,413      2,186
                                    --------   --------
    Diluted average shares           180,248    179,232
                                    ========   ========
Net income                          $ 93,592   $197,031
Less preferred stock dividends         4,275      4,275
                                    --------   --------
Net income applicable to common
  stock                             $ 89,317   $192,756
                                    ========   ========

Diluted net income per share           $0.50      $1.08
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